Exhibit 99.3

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 19, 2013, the date we filed our 2012 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in reportable segments, allocations and the adoption of a new accounting standard, as described in the Form 8-K and set forth in Exhibits 99.1 through 99.4 attached thereto. You should therefore read this information in conjunction with the 2012 Form 10-K, and any subsequent amendments on Form 10-K/A, filed with the Securities and Exchange Commission after February 19, 2013 and in conjunction with our June 30, 2013 Form 10-Q filed with the Securities and Exchange Commission on July 30, 2013.

PART II

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
We are a diversified chemical company serving agricultural, consumer and industrial markets globally with innovative solutions, applications and market-leading products. We operate in four distinct business segments: FMC Agricultural Solutions, FMC Health and Nutrition, FMC Minerals and FMC Peroxygens. Our FMC Agricultural Solutions segment develops, markets and sells all three major classes of crop protection chemicals – insecticides, herbicides and fungicides – with particular strength in insecticides and herbicides. These products are used in agriculture to enhance crop yield and quality by controlling a broad spectrum of insects, weeds and disease, as well as pest control in non-agricultural markets. The FMC Health and Nutrition segment focuses on food ingredients that are used to enhance texture, color, structure and physical stability, pharmaceutical additives for binding, encapsulation and disintegrant applications and ultrapure biopolymers for medical devices. Our FMC Minerals segment manufactures a wide range of inorganic materials including soda ash and lithium. Soda ash is utilized in markets such as glass and detergents and lithium utilized in energy storage, specialty polymers and pharmaceutical synthesis in industrial uses. FMC Peroxygens segment manufactures hydrogen peroxide, specialty peroxygens and silicates. The products in this segment are sought by customers for their specific functionality in markets such as environmental remediation and pulp and paper.

2012 Highlights
The following are the more significant developments in our businesses during the year ended December 31, 2012:

•
Revenue of $3,748.3 million in 2012 increased $370.4 million or 11 percent versus last year. Revenue increased in all businesses and mostly in all regions. A more detailed review of revenues by segment are included under the section entitled “Results of Operations”. On a regional basis, sales in Asia were up 13 percent, sales in Latin America grew 21 percent and sales in North America were up nine percent, while sales in Europe, Middle East and Africa decreased by three percent.

•
Our gross margin of $1,341.2 million increased $173.8 million or approximately 15 percent versus last year. Gross margin percent of approximately 36 percent increased slightly by one percentage point compared to last year, driven by higher selling prices and improved mix partially offset by higher costs.

•
Selling, general and administrative expenses, excluding non-operating pension and postretirement charges, of $492.2 million increased $64.2 million or approximately 15 percent, largely due to increased spending on targeted growth initiatives and to meet the growth in our business. The majority of these increases were experienced in our FMC Agricultural Solutions segment. Non-operating pension and postretirement charges are presented in our Adjusted Earnings Non-GAAP financial measurement below under the section titled “Results of Operations”.

•	Research and Development expenses of $117.8 million increased $12.6 million or 12 percent, largely due to increased spending in FMC Agricultural Solutions associated with various innovation projects.

•
Adjusted earnings after-tax from continuing operations attributable to FMC stockholders of approximately $483.3 million increased approximately $54.4 million or 13 percent primarily due to higher operating results in FMC Agricultural Solutions. See the disclosure of our Adjusted Earnings Non-GAAP financial measurement below under the section titled “Results of Operations”.

•
We made the decision to phase out our zeolite operations in Spain and exit the product line by fourth quarter 2012. The majority of the restructuring charges associated with this announcement were incurred in 2012 totaling approximately $6.4 million.

•
We also decided to write-down a substantial portion of our investment to develop potash extraction capability in Argentina. Given the changes in potash market conditions, this project is no longer economically attractive. As such, we are discontinuing all work on Potash in Argentina and will repurpose the assets developed for this project as much as possible for future use in producing Lithium. This decision resulted in a non-cash charge of $13.3 million during the year.

Additionally, in January 2013, we implemented a plan to restructure a portion of the operations in Lithium.  The objective of the restructuring was to better align our business and costs to macroeconomic and market realities. The restructuring decision will result in workforce reductions at several of our Lithium facilities, primarily North Carolina and Argentina. We expect to incur charges between $10-15 million, mostly in the first quarter of 2013. These charges will primarily result in cash spending.

•	We also completed the following growth initiatives:

◦
In June 2012, we acquired Phytone Ltd (Phytone). Phytone is a natural colors producer based in the United Kingdom. Phytone's natural products and formulations are used by global customers in the food, beverage, personal care and nutrition sectors. Phytone has been consolidated into our FMC Health and Nutrition segment.

◦
In July 2012, we made the decision to invest more than $100 million in a new world class microcrystalline cellulose (MCC) manufacturing facility in Rayong, Thailand. The new plant will ensure our long-term ability to supply the growing Asia market with our industry leading Avicel colloidal MCC which is part of our FMC Health and Nutrition segment.

◦
In August 2012, we acquired the assets of Pectine Italia S.p.A. (PI). PI produces pectin, a stabilizer and thickening agent used widely in many foods and derived predominately from lemon peels. This acquisition will enable us to enter the pectin market which complements our portfolio of texturant product lines which is part of our FMC Health and Nutrition segment.

◦
In September 2012, our FMC Agricultural Solutions segment entered into a collaboration and license agreement with a third-party company for the purpose of obtaining certain technology and intellectual property rights relating to a new fungicide compound still under development. This new carboximide-class broad spectrum fungicide will expand our current fungicide portfolio.

◦
In December 2012, we signed a perpetual, global licensing agreement, along with distribution and services agreements with GAT Microencapsulation AG covering a range of advanced crop protection products and proprietary formulation technologies.

Results of Operations—2012, 2011 and 2010
Overview
The following presents a reconciliation of our segment results to net income attributable to FMC stockholders as seen through the eyes of management.

SEGMENT RESULTS RECONCILIATION
(in Millions)	Year Ended December 31,
	2012	2011	2010
Revenue
FMC Agricultural Solutions	$1,763.8	$1,464.5	$1,241.8
FMC Health and Nutrition	680.8	654.3	611.5
FMC Minerals	966.2	917.5	834.1
FMC Peroxygens	339.0	342.1	430.3
Eliminations	(1.5)	(0.5)	(1.4)
Total	$3,748.3	$3,377.9	$3,116.3
Income (loss) from continuing operations before income taxes
FMC Agricultural Solutions	$454.0	$349.8	$308.8
FMC Health and Nutrition	161.6	159.4	145.5
FMC Minerals	171.4	175.7	145.1
FMC Peroxygens	30.1	28.0	20.9
Eliminations	(0.4)	—	1.0
Segment operating profit	$816.7	$712.9	$621.3
Corporate and other	(78.6)	(75.3)	(59.7)
Operating profit before the items listed below	738.1	637.6	561.6

Interest expense, net	(45.3)	(39.4)	(39.3)
Corporate special (charges) income:
Restructuring and other (charges) income	(38.1)	(32.4)	(151.9)
Non-operating pension and postretirement charges (1)	(34.9)	(14.5)	(19.9)
Acquisition-related charges (2)	(7.2)	(0.8)	—
Provision for income taxes	(146.7)	(136.5)	(132.0)
Discontinued operations, net of income taxes	(30.2)	(31.8)	(33.6)
Net income attributable to noncontrolling interests	(19.5)	(16.3)	(12.4)
Net income attributable to FMC stockholders	$416.2	$365.9	$172.5
____________________

(1)
Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our operating segments noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(2)
These charges were related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting. The charges for the year ended December 31, 2012 and 2011 primary relate to a number of acquisitions completed in 2011. On the consolidated statements of income, the charges presented are included in “Costs of sales and services”. No such charges occurred for the year ended December 31, 2010.

The following chart, which is provided to assist the readers of our financial statements, depicts certain after-tax charges (gains). These items are excluded by us in the measures we use to evaluate business performance and determine certain performance-based compensation. These after-tax items are discussed in detail within the “Other results of operations” section that follows. Additionally, the chart below discloses our Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” reconciled from the GAAP financial measure “Net income attributable to FMC stockholders”. We believe that this measure provides useful information about our operating results to investors and securities analysts. We also believe that excluding the effect of restructuring and other income and charges, non-operating pension and postretirement charges and certain tax adjustments from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. This measure should not be considered as a substitute for net income (loss) or other measures of performance or liquidity reported in accordance with GAAP.

ADJUSTED EARNINGS RECONCILIATION
(in Millions)	Years Ended December 31,
	2012	2011	2010
Net income attributable to FMC stockholders (GAAP)	$416.2	$365.9	$172.5
Corporate special charges (income), pre-tax	80.2	47.7	171.8
Income tax expense (benefit) on Corporate special charges (income)	(26.5)	(15.6)	(55.2)
Corporate special charges (income), net of income taxes	53.7	32.1	116.6
Discontinued operations, net of income taxes	30.2	31.8	33.6
Tax adjustments	(16.8)	(0.9)	38.7
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$483.3	$428.9	$361.4
In the discussion below, please refer to our chart titled "Segment Results Reconciliation" within the Results of Operations section. All comparisons are between the periods unless otherwise noted.
Segment Results
For management purposes, segment operating profit is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales and services, selling, general and administrative expenses and research and development expenses). We have excluded the following items from segment operating profit: corporate staff expense, interest income and expense associated with corporate debt facilities and investments, income taxes, gains (or losses) on divestitures of businesses, restructuring and other charges (income), non-operating pension and postretirement charges, investment gains and losses, loss on extinguishment of debt, asset impairments, Last-in, First-out (“LIFO”) inventory adjustments, acquisition related charges and other income and expense items. Information about how each of these items relates to our businesses at the segment level and results by segment are discussed below.
In April 2013, we made the decision to simplify our organizational structure to focus on three core business segments. The new segments better reflect the markets where we participate and lead today, and where we expect to grow in the future. We have recast all the data within this filing to reflect the above changes in our reportable segments to conform to the current year presentation. For more information on this presentation change see the Note 19 to Exhibit 99.4 to this Form 8-K.
FMC Agricultural Solutions

(in Millions)	Year Ended December 31,
	2012	2011	2010
Revenue	$1,763.8	$1,464.5	$1,241.8
Operating Profit	454.0	349.8	308.8
2012 vs. 2011
Revenue of $1,763.8 million increased approximately 20 percent versus the prior year period due to strong sales across all regions. The increase in revenue for the year ended December 31, 2012 was also attributable to acquisitions that closed in the second half of 2011 of approximately $60 million.
Sales in North America improved by 30 percent to $368.5 million reflecting favorable market conditions, strong demand for our proprietary herbicides and insecticides and growth from new or recently introduced products. Latin America revenue of $960.5 million increased 23 percent reflecting strong market conditions in Brazil driven by key crops such as sugarcane and soybeans, increased planted acres and sales from our new market access joint venture, Ruralco, in Argentina. Revenue in Asia of $275.7 million increased 12 percent as a result of growth in recently launched and acquired products, coupled with growth in China, Indonesia and the Philippines. EMEA revenues of $159.1 million increased five percent driven by higher herbicide sales in Europe and insecticide volume gains in Africa.

FMC Agricultural Solutions' operating profit of $454 million increased approximately 30 percent compared to the prior year, reflecting the broad-based sales growth and targeted price increases. This increase was partially offset by a $51.7 million increase in selling, general and administrative costs mainly for focused growth initiatives and increased people-related costs to support the higher sales. Segment earnings were also impacted by higher research and development costs of $11.1 million due to increased spending associated with various innovation projects.

Certain Regulatory Issues

In 2009, our bifenthrin product was excluded from the European Commission's official list of approved pesticides. We submitted for reconsideration of that decision and in 2012 bifenthrin was re-approved for use in the European Union. FMC is now in the process of re-submitting for registrations in EU Member States. We can resume selling bifenthrin in the European market once the registrations are approved by the Member States. With the exception of France, we expect that most registrations will be approved over the next 24 months; due to the continued inclusion of bifenthrin on the French “Grenelle” list of pesticides we cannot predict when we may regain a French registration. We believe that the Grenelle listing was unwarranted and contrary to French administrative law, and we are challenging the decision. During 2013, we will not sell any bifenthrin for agricultural use into the EU, similar to the prior year, and the absence of such sales will not have a material effect on the Company's financial condition or results of operations.

We intend to defend vigorously all our products in the U.S., EU and other countries as our pesticide products are reviewed in the ordinary course of regulatory programs during 2013 as part of the ongoing cycle of re-registration of our pesticide products around the world. In 2008, the Brazilian health surveillance agency informed us that they intend to review carbofuran along with 13 other major pesticides, but has yet to issue any required formal announcement that identifies their specific concerns or preliminary position on re-registration. We are cooperating and defending our product in this process. Under the Brazilian regulatory process, any recommendation would require public notice and comment as well as concurrence from the Brazilian environmental and agricultural ministries before any regulatory change is effective. Thus, we do not expect any material sales impact due to regulatory reviews in Brazil during 2013.

2011 vs. 2010
Revenue of $1,464.5 million increased approximately 18 percent versus the prior year period due to strong sales in North America, Latin America and Asia slightly offset by the expected decline in Europe, Middle East and Africa (EMEA). North America revenue of $284.4 million increased 12 percent due to increased volumes as a result of strong market demand for our pre-emergent herbicides partially offset by unfavorable weather conditions experienced in the second quarter of 2011. Latin America revenue of $782.5 million increased 25 percent driven by favorable market conditions, particularly in Brazil's sugarcane, cotton and soybean markets, and growth in planted acres for key crops. Revenue in Asia of $246.0 million increased 21 percent reflecting continued strong market conditions, particularly in Australia, China, Indonesia, Thailand, Pakistan and India. As expected, these increases were partially offset by a decline in EMEA revenues of four percent to $151.6 million. The decline was primarily driven by the absence of sales of our bifenthrin product in Europe due to the product, at the time, not being included on the European Union official list of approved pesticides for sale.
FMC Agricultural Solutions' operating profit of 349.8 million increased approximately 13 percent compared to prior year, reflecting the strong sales growth partially offset by increased raw material costs and a $24.5 million or 13 percent increase in selling and administrative expenses for focused growth initiatives, higher people-related costs and unfavorable exchange impacts.
FMC Health and Nutrition

(in Millions)	Year Ended December 31,
	2012	2011	2010
Revenue	$680.8	$654.3	$611.5
Operating Profit	161.6	159.4	145.5
2012 vs. 2011
Revenue of $680.8 million increased approximately four percent from the prior year. This increase was due to favorable pricing which impacted sales by six percent and revenue from acquisitions which increased sales by two percent. These increases were partially offset by decreased volumes of two percent and unfavorable currency impacts of two percent.

Segment operating profit of 161.6 million increased one percent versus the prior year. The higher revenues were negatively impacted by higher raw material costs. Additionally, selling, general and administrative expenses also increased by approximately $7 million to support growth initiatives.

2011 vs. 2010
Revenue of $654.3 million increased approximately seven percent from the prior year. This increase was due to higher volumes which increased revenue by three percent, favorable pricing which impacted sales by two percent and the impact of a stronger euro which accounted for the remaining two percent. The volume gains and higher pricing were realized in both the food ingredients and pharmaceutical markets.
Segment operating profit of $159.4 million increased ten percent versus the prior year. The increase was primarily driven by volume gains, higher pricing and favorable mix. This increase was partially offset by higher selling, general and administrative expenses which increased by 15 percent or $8.2 million to support growth initiatives.
FMC Minerals

(in Millions)	Year Ended December 31,
	2012	2011	2010
Revenue	$966.2	$917.5	$834.1
Operating Profit	171.4	175.7	145.1
2012 vs. 2011
Revenue in FMC Minerals was $966.2 million, an increase of approximately five percent versus the prior year. Revenue increased four percent due to higher pricing across the segment and by one percent due to volume increases in Alkali.
Alkali revenues of $733.2 million increased six percent over the prior year due to higher average pricing which impacted sales by four percent in both the domestic and export markets. Additionally higher export volumes favorably impacted sales by two percent. Volume growth was partially related to full production at our Granger facility which came on line in the middle of last year. Export volumes were robust, especially in Asia and Latin America.
Lithium revenue of $233.0 million increased approximately four percent compared to the prior year. This increase was due to higher pricing which impacted sales by six percent partially offset by decreased volumes which decreased sales by two percent. Lithium sales growth was led by higher selling prices in lithium primaries. Lower volumes also resulted from production downtime in the first quarter of 2012 associated with our capacity expansion in Argentina, as well as the effect of related operational issues which primarily impacted the first half of 2012 and the extended planned outage in Lithium's Argentina facility in third quarter 2012.
Segment operating profit of $171.4 million decreased approximately two percent versus the year ago period. Higher pricing and volumes experienced in Alkali were more than offset by higher royalty and energy costs associated with our Wyoming Alkali operations and increased manufacturing costs within our Lithium operations. Selling, general and administrative costs increased seven percent or $2.7 million primarily for targeted growth initiatives.

2011 vs. 2010
Revenue in FMC Minerals was $917.5 million, an increase of approximately 10 percent versus the prior year. Revenue growth was driven by higher pricing across the segment, particularly in soda ash, which impacted revenues by approximately seven percent. Higher volumes and freight billing increased revenue by approximately three percent.
Alkali revenues of $692.7 million increased 11 percent over the prior year due to higher pricing which impacted sales by eight percent particularly in the export market, higher freight billings impacting sales by two percent and slightly higher volumes of one percent. Export demand continues to be robust, especially in Asia and Latin America. In our domestic market, we experienced higher pricing due to constrained supply while volume growth continues to be in line with the demand recovery being experienced in flat glass, detergents and chemicals.
Lithium revenue of $224.8 million increased approximately six percent compared to the prior year. Currency impacts resulted in a one percent increase in revenue while pricing was up four percent and volumes were flat as compared to prior year.

Segment operating profit of $175.7 million increased approximately 21 percent versus the year ago period primarily as a result of the higher pricing documented above. In our Alkali division, the startup costs associated with our Granger soda ash facility were offset by favorable production efficiencies. Slightly offsetting these favorable items was an increase in selling, general and administrative costs of 10 percent or $3.8 million primarily for targeted growth initiatives.
FMC Peroxygens

(in Millions)	Year Ended December 31,
	2012	2011	2010
Revenue	$339.0	$342.1	$430.3
Operating Profit	30.1	28.0	20.9
2012 vs. 2011
Peroxygens revenues of $339 million decreased one percent over the prior year due primarily to unfavorable currency impacts which negatively impacted revenue by three percent. Offsetting the unfavorable currency impacts was an improvement to revenues of two percent from volume increases and higher pricing which impacted sales by one percent.
Segment operating profit of $30.1 million increased approximately eight percent versus the year ago period primarily as a result the continued favorable mix shift in Peroxygens toward specialty applications. The favorable mix shift was partially offset by by the poor performance of the zeolites product line which we have exited as of December 31, 2012.

2011 vs. 2010
Peroxygens revenues of $342.1 million decreased 20 percent over the prior year driven primarily by the absence of revenue from our exited phosphate and sulfur derivative businesses. Revenues from these exited business in 2010, which did not exist in 2011, were $119.6 million representing a 28 percent reduction to 2011 revenues. Excluding the impact of the exited phosphate and sulfur derivative businesses, revenue in 2011 increased eight percent driven by higher pricing and favorable currency which impacted sales by six and two percent respectively. The increased pricing was primarily in our hydrogen peroxide and specialty persulfates product lines.
Segment operating profit of $28.0 million increased approximately 34 percent versus the year ago period primarily as a result of the higher pricing documented above. The exited phosphate and sulfur derivative businesses had a loss of $1.3 million for the year ended December 31, 2010. Selling, general and administrative costs increased four percent or $1.3 million primarily for targeted growth initiatives.
Other Results of Operations
Corporate and other
Except for LIFO related charges that are included as a component of "Cost of sales and services" all other Corporate and other expenses are included as a component of the line item “Selling, general and administrative expenses” on our condensed consolidated statements of income.
2012 vs. 2011
Corporate and other of $78.6 million in 2012 increased by $3.3 million from $75.3 million in 2011. The year-over-year increase is primarily due to higher LIFO inventory charges of $5.0 million.
2011 vs. 2010
We recorded expenses of $75.3 million in 2011 compared to $59.7 million in 2010. The increase was primarily due to expense related to an increase in our LIFO inventory reserves in 2011 of $2.6 million versus 2010 where we had a reduction in the LIFO reserve of $10.4 million.
Interest expense, net
2012 vs. 2011
Interest expense, net for 2012 of $45.3 million increased approximately 15 percent compared to the same period in 2011 of $39.4 million. The increase was primarily due to higher debt levels associated with the issuance of our 3.95% senior notes during the 4th quarter of 2011. The interest expense on these notes was approximately $12 million in 2012. The higher interest associated with our senior notes was slightly offset by a decrease in our foreign debt interest expense during 2012 as compared to 2011 of approximately $5.3 million.
2011 vs. 2010
Interest expense, net for 2011 of $39.4 million was relatively flat compared to the same period in 2010 of $39.3 million.
Corporate special income (charges)
Restructuring and other (charges) income
Our restructuring and other (charges) income are compromised of restructuring, assets disposals and other charges (income) as described below:

	Year Ended December 31,
(in Millions)	2012	2011	2010
Restructuring Charges and Asset Disposals	$28.3	$28.0	$127.2
Other Charges (Income), Net	9.8	4.4	24.7
Total Restructuring and Other Charges	$38.1	$32.4	$151.9

Restructuring and asset disposal charges in 2012 primarily included charges of $13.3 million associated with the Lithium restructuring and $6.4 million associated with the Zeolites shutdown announced during 2012. Other charges (income) net in 2012 were primarily due to charges of $5.8 million for environmental remediation at operating sites and a $4.4 million charge related to our FMC Agricultural Solutions segment for the purpose of acquiring certain rights to a fungicide still under development.
Restructuring and asset disposal charges in 2011 were primarily associated with the Sodium Percarbonate phase-out charges of $21.0 million as well as continuing charges related to facility restructurings and shutdowns which were announced in years prior to 2011. Other charges (income) net in 2011 were primarily associated with charges of $3.1 million for environmental remediation at operating sites.
Restructuring and asset disposal charges in 2010 were primarily associated with the Huelva, Spain facility shutdown charges of $110.4 million as well as continuing charges related to facility restructuring and shutdowns which were announced in years prior to 2010. Other charges (income) net in 2010 primarily included charges of $14.2 million for environmental remediation at operating sites and a $5.7 million charge related to our FMC Agricultural Solutions segment acquiring certain rights to a herbicide still under development.
The activity of the restructuring charges listed above are also included within Note 7 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4. We believe the restructuring plans implemented are on schedule and the benefits and savings either have been or will be achieved.
Non-operating pension and postretirement (charges) income
Non-operating pension and postretirement (charges) income are included in “Selling, general and administrative expenses” on our consolidated statements of income.
2012 vs. 2011
The charge for 2012 was $34.9 million compared to $14.5 million for 2011. The increased charge was primarily the result of higher amortization impacts of actuarial losses of $14.9 million.

2011 vs. 2010
The charge for 2011 was $14.5 million compared to $19.9 million for 2010. The decrease in charges is primarily the result of a settlement charge of $7.3 million recorded in 2010 associated with the acceleration of previously deferred pension actuarial losses. The acceleration was triggered by a lump-sum payout to our former Chairman and CEO in 2010. No such event occurred for the year ended December 31, 2011.

Acquisition-related charges
Acquisition-related charges are included in “Costs of sales and services” on our consolidated statements of income.

2012 vs. 2011
The charge in 2012 of $7.2 million, related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting associated with acquisitions completed in 2012 and 2011. The charges for year ended December 31, 2011 relate to a number of acquisitions completed in late 2011. See Note 3 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for more information on our acquisitions.

2011 vs. 2010
The charge in 2011 of $0.8 million, related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting related to a number of acquisitions completed in late 2011. No such charges occurred for the year ended December 31, 2010.
Provision for income taxes
2012 vs. 2011
Provision for income taxes is $146.7 million for 2012 compared to a provision of $136.5 million for the prior year period resulting in effective tax rates of 23.9 percent and 24.8 percent, respectively. Excluding the impact of tax adjustments, which were primarily driven by a reduction in our valuation allowance related to state net operating losses expected to be recoverable in future years, our effective rate in 2012 was 26.7 percent versus 25.0 percent in 2011. This increase was driven by slightly higher domestic profits in 2012 versus 2011. Domestic profits are taxed at higher rates as compared to foreign profits.
2011 vs. 2010
Provision for income taxes was $136.5 million for 2011 compared to a provision of $132.0 million for the prior year period resulting in effective tax rates of 24.8 percent and 37.7 percent, respectively. The decrease in the effective tax rate was primarily the result of recording a $40 million valuation allowance in 2010 within our Spanish legal entity, predominantly due to the Huelva facility shutdown, for tax losses that are not expected to be fully recoverable in future years from the earnings of the remaining businesses in that entity. Excluding the impact of the tax adjustments, principally the $40 million valuation allowance, our effective tax rate in 2011 was 25.0 percent versus 26.6 percent in 2010. This decrease in the effective tax rate is primarily due to increased foreign income compared to income earned inside the U.S.. Foreign profits are generally taxed at lower rates as compared to domestic income.
Discontinued operations, net of income taxes
Our discontinued operations represent adjustments to retained liabilities primarily related to operations discontinued between 1976 and 2001. The primary liabilities retained include environmental liabilities, other post-retirement benefit liabilities, self-insurance and long-term obligations related to legal proceedings.
2012 vs. 2011
Discontinued operations, net of income taxes totaled a charge of $30.2 million for 2012, compared to a charge of $31.8 million 2011. The charges for both periods were primarily related to charges for legal reserves and expenses related to discontinued operations and an increase in our reserves for operating and maintenance activities for a number of environmental sites.
2011 vs. 2010
Discontinued operations, net of income taxes totaled a charge of $31.8 million for 2011, compared to a charge of $33.6 million 2010. The charges for 2011 and 2010 were primarily related to an increase in reserves associated with our Front Royal site and Middleport site, respectively. The charges for both periods also included an increase in our reserves for operating and maintenance activities for a number of environmental sites and charges for legal reserves and expenses related to discontinued operations.
Net income attributable to FMC stockholders
2012 vs. 2011
Net income attributable to FMC stockholders increased to $416.2 million in 2012, from $365.9 million in 2011. The increase was primarily due to higher operating profits in our FMC Agricultural Solutions segment and a lower effective tax rate. These items were partially offset by higher non-operating pension and postretirement charges and slightly reduced FMC Minerals results.

2011 vs. 2010
Net income attributable to FMC stockholders increased to $365.9 million for 2011, from $172.5 million for 2010. The increase was primarily due to higher operating profits in all three of our segments, a lower effective tax rate and significantly lower restructuring and other charges (income). These items were partially offset by the increase in LIFO inventory adjustments.

Liquidity and Capital Resources
Cash and cash equivalents at December 31, 2012 and 2011, were $77.1 million and $158.9 million, respectively. Of the cash and cash equivalents balance at December 31, 2012, $69.5 million were held by our foreign subsidiaries. Our intent is to reinvest permanently the earnings of our foreign subsidiaries and therefore we have not recorded additional taxes that would be payable if we repatriated these earnings. In the event that funds from our foreign subsidiaries are repatriated to the U.S., we would be required to accrue and pay U.S. taxes on those amounts.
At December 31, 2012, we had total debt of $965.1 million as compared to $825.6 million at December 31, 2011. This included $908.8 million and $779.1 million of long-term debt (excluding current portions of $5.7 million and $19.5 million) at December 31, 2012 and 2011, respectively. Other short-term debt, which consists solely of foreign borrowings, increased to $50.6 million at December 31, 2012, compared to $27.0 million at December 31, 2011.

Statement of Cash Flows
Cash provided by operating activities was $409.9 million, $425.6 million and $399.7 million for 2012, 2011 and 2010, respectively.
The table below presents the components of net cash provided by operating activities.

	Twelve months ended December 31,
	2012	2011	2010
Income from continuing operations before equity in (earnings) loss of affiliates, interest income and expense and income taxes	658.2	587.3	387.1
Significant non-cash expenses (1)	230.2	198.4	268.8
Operating income before non-cash expenses (Non-GAAP)	888.4	785.7	655.9

Change in trade receivables (2)	(193.7)	(77.9)	(109.9)
Change in inventories (3)	(198.0)	(110.5)	(7.9)
Change in accounts payable (4)	41.2	24.9	91.1
Change in accrued rebates (5)	27.4	15.3	33.2
Change in advance payments from customers (6)	64.1	44.4	15.5
Change in all other operating assets and liabilities (7)	(17.0)	1.6	25.5
Restructuring and other spending (8)	(13.0)	(87.3)	(53.4)
Environmental spending, continuing, net of recoveries (9)	(7.1)	(12.0)	(8.9)
Pension and other postretirement benefit contributions (10)	(77.5)	(67.0)	(105.2)
Cash basis operating income (Non-GAAP)	514.8	517.2	535.9

Interest payments	(36.2)	(36.3)	(38.4)
Tax payments	(59.0)	(47.9)	(41.5)
Excess tax benefits from share-based compensation (11)	(9.7)	(7.4)	(56.3)

Cash provided by operating activities	409.9	425.6	399.7
____________________

(1)	Represents the sum of depreciation, amortization, non-cash asset write down, share-based compensation, and pension charges.

(2)
Overall, the use of cash for trade receivables in each year is primarily due to revenue increases, particularly for FMC Agricultural Solutions sales in Brazil where terms are significantly longer than the rest of our businesses.

(3)
The change in inventory from 2011 to 2012 was primarily due to an inventory build to fulfill strong projected 2013 season demand in FMC Agricultural Solutions and to support continued growth in the business. The change in inventory from 2010 to 2011 resulted in a use of cash primarily due to an inventory build to fulfill 2012 first quarter demand in FMC Agricultural Solutions, particularly in North America and Latin America.

(4)
The source of cash in 2012 was due to the increased inventory build at the end of 2012 to satisfy projected 2013 demand. The source of cash in 2011 was driven by continued focus on vendor terms and trade practices as well as the increased inventory build at the end of 2011 to satisfy demand. In 2010 accounts payable increased as a result of higher focus on payables management.

(5)
These rebates are associated with our FMC Agricultural Solutions segment and are primarily in North America and Brazil and generally settle in the fourth quarter of each year. The changes year over year are primarily associated with timing of payments and increased sales.

(6)
The advance payments from customers represent advances from our FMC Agricultural Solutions segment customers. The source for each year presented are consistent with our sales increases year over each year and our projected demand in early 2013.

(7)	Changes in all periods presented primarily represent timing of payments associated with all other operating assets and liabilities.

(8)	See Note 7 in our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for further details.

(9)
Included in our income for each of the years presented are environmental charges of $5.8 million, $3.1 million, and $14.2 million for environmental and remediation at our operating sites. The amounts in 2012 will be spent in future years. The amounts represent environmental remediation spending at our operating sites which were recorded against pre-existing reserves, net of recoveries.

(10)
Amounts include voluntary contributions to our U.S. defined benefit plan of $65 million, $55 million and $80 million, respectively. In 2010 the amount also includes a lump-sum payout of approximately $15 million from our nonqualified pension plan.

(11)
Amounts are presented as a financing activity in the statement of cash flows, from share-based compensation. The 2010 amount was due to the use of our U.S. Federal net operating losses generated in year 2006-2010. The excess tax benefits for 2012 and 2011 were generated solely in those years. See Note 14 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for further discussion on these excess tax benefits.

Cash required by operating activities of discontinued operations was $50.2 million, $44.3 million and $45.2 million for 2012, 2011 and 2010, respectively.
The increase from 2011 to 2012 is a result of increased spending against reserves for legal proceedings associated with discontinued operations. Discontinued environmental spending was $23.3 million in 2012 compared to $21.1 million in 2011 and $17.1 million in 2010.
Cash required by investing activities was $393.6 million, $358.0 million and $154.0 million for 2012, 2011 and 2010, respectively.
Increased spending from 2011 to 2012 is primarily due to higher capital spending associated with capital expansions, primarily in our FMC Minerals and FMC Health & Nutrition segments, and as well as increased expenditures related to our FMC Agricultural Solutions segment contract manufacturers. The change from 2010 to 2011 was primarily due to the acquisitions completed during 2011 and higher capital spending associated with capacity expansions as compared to 2010. See Note 3 to the consolidated financial statements included within this Form 8-K, as Exhibit 99.4 for more information on the 2012 and 2011 acquisitions.
Cash required by financing activities was $48.2 million, $25.3 million and $116.6 million in 2012, 2011 and 2010, respectively.
The use of cash in 2012 as compared to 2011 was primarily due to lower proceeds from long term debt borrowings, slightly offset by higher borrowings under our credit facility and lower repayments of scheduled long term debt maturities. The change in 2011 compared to 2010 was primarily due to the issuance of our senior debt notes during 2011 which resulted in a cash inflow of approximately $300 million. This inflow was partially offset by repayments of other long term debt during the year and increased capital stock repurchases as compared to 2010.
Other potential liquidity needs
Our cash needs for 2013 include operating cash requirements, capital expenditures, scheduled mandatory payments of long-term debt, dividend payments, share repurchases, contributions to our pension plans, environmental and asset retirement obligation spending and restructuring. We plan to meet our liquidity needs through available cash, cash generated from operations and borrowings under our committed revolving credit facility.

Projected 2013 capital expenditures as well as expenditures related to contract manufacturers are expected to be approximately 30 percent higher than 2012 levels, primarily to increase capacity in FMC Health and Nutrition and FMC Minerals.
Projected 2013 spending includes approximately $40 million of net environmental remediation spending. This spending does not include expected spending of approximately $10 million in 2013 on capital projects relating to environmental control facilities. Also, we expect to spend approximately $30 million in 2013 for environmental compliance costs, which we will include as a component of costs of sales and services in our consolidated statements of income since these amounts are not covered by established reserves. Capital spending to expand, maintain or replace equipment at our production facilities may trigger requirements for upgrading our environmental controls, which may increase our spending for environmental controls over the foregoing projections.
Our U.S. Pension Plan assets increased slightly from $853.9 million at December 31, 2011 to $984.0 million at December 31, 2012. Our U.S. Pension Plan assets comprise approximately 93 percent of our total plan assets with the difference representing plan assets related to foreign pension plans. See Note 13 to the consolidated financial statements included within this Form 8-K, as Exhibit 99.4 for details on how we develop our long-term rate of return assumptions. We made contributions of $65 million and $55 million in 2012 and 2011, respectively and intend to contribute $40 million in 2013. Our contributions in 2011, 2012 and our intended contribution in 2013 are all in excess of the minimum requirements. Our contributions in excess of the minimum requirement are done with the objective of reducing future funding volatility. We do not believe that this additional contribution in 2013 will have a material impact on our current and future liquidity needs. However, a continuation of the volatility of interest rates and negative equity returns under current market conditions may require greater contributions to the Plan in the future.
On February 17, 2012, the Board authorized the repurchase of up to an additional $250 million of our common stock. At December 31, 2012, $244.8 million remained unused under the Board-authorized repurchase program. The repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time. Shares may be purchased through open market or privately negotiated transactions at the discretion of management based on its evaluation of market conditions and other factors. During the year ended December 31, 2012, 3,072,540 shares were repurchased under the publicly announced repurchase program for $144.9 million.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law and Title VII of the Act contains significant changes in the ways derivatives are regulated. Several U.S. government regulatory agencies and departments are charged with developing the many regulations required under the new law. While the exact effects on FMC cannot be known until final regulations are promulgated, we believe they will not adversely affect our liquidity in a material way.

Commitments
We provide guarantees to financial institutions on behalf of certain FMC Agricultural Solutions customers, principally Brazilian customers, for their seasonal borrowing. The total of these guarantees was $31.4 million and $18.5 million at December 31, 2012, and 2011, respectively, and are recorded on the consolidated balance sheets for each date as “Guarantees of vendor financing”.
Short-term debt consisted of foreign credit lines at December 31, 2012, and 2011. We provide parent-company guarantees to lending institutions providing credit to our foreign subsidiaries.
We continually evaluate our options for divesting real estate holdings and property, plant and equipment that are no longer integral to our operating businesses. In connection with our property and asset sales and divestitures, we have agreed to indemnify the buyer for certain liabilities, including environmental contamination and taxes that occurred prior to the date of sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. If triggered, we may be able to recover certain of the indemnity payments from third parties. We have not recorded any specific liabilities for these guarantees.
Our total significant committed contracts that we believe will affect cash over the next four years and beyond are as follows:

Contractual Commitments	Expected Cash Payments by Year
(in Millions)	2013	2014	2015	2016	2017 & beyond	Total
Debt maturities (1)	$56.3	$33.3	$0.9	$131.0	$745.6	$967.1
Contractual interest (2)	41.4	40.9	40.2	38.4	252.4	413.3
Lease obligations (3)	29.0	30.8	30.6	21.3	38.7	150.4
Certain long-term liabilities (4)	5.7	6.2	6.3	6.3	51.7	76.2
Derivative contracts	2.2	—	—	—	—	2.2
Purchase obligations (5)	41.9	13.3	4.7	1.2	20.1	81.2
Total (6)	$176.5	$124.5	$82.7	$198.2	$1,108.5	$1,690.4
 ____________________

(1)	Excluding discounts.

(2)
Contractual interest is the interest we are contracted to pay on our long-term debt obligations. We had $147.7 million of long-term debt subject to variable interest rates at December 31, 2012. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at December 31, 2012. Variable rates are determined by the market and will fluctuate over time.

(3)	Before sub-lease rental income.

(4)	Obligations associated with our Ewing research and development facility and our Shanghai innovation center.

(5)
Purchase obligations consist of agreements to purchase goods and services that are enforceable and legally binding on us and specify all significant terms, including fixed or minimum quantities to be purchased, price provisions and timing of the transaction. We have entered into a number of purchase obligations for the sourcing of materials and energy where take-or-pay arrangements apply. Since the majority of the minimum obligations under these contracts are take-or-pay commitments over the life of the contract as opposed to a year by year take-or-pay, the obligations in the table related to these types of contacts are presented in the earliest period in which the minimum obligation could be payable under these types of contracts.

(6)
As of December 31, 2012, the liability for uncertain tax positions was $23.3 million and this liability is excluded from the table above. Additionally, accrued pension and other postretirement benefits and our environmental liabilities as recorded on our consolidated balance sheets are excluded from the table above. Due to the high degree of uncertainty regarding the timing of potential future cash flows associated with these liabilities, we are unable to make a reasonably reliable estimate of the amount and periods in which these liabilities might be paid.

Contingencies
See Note 18 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4.

Climate Change
We have been following legislative and regulatory developments regarding climate change because the regulation of greenhouse gases, depending on their nature and scope, could subject some of our manufacturing operations to additional costs or limits on operations. Our FMC Minerals segment mines and refines trona ore into soda ash and related products at our Westvaco and Granger facilities near Green River, Wyoming. This activity constitutes most of FMC's greenhouse gas emissions globally. In 2012, we reported approximately 2.0 million metric tons of direct emissions from the Green River operations for 2011.
In the absence of federal climate change legislation in the United States, EPA has moved forward with a finding of “endangerment” and a promulgated “tailoring rule” to apply the Prevention of Significant Deterioration (PSD) provisions of the Clean Air Act to greenhouse gas emissions. We have previously announced engineering of a major process optimization involving secondary recovery solution mining to return Granger to nameplate capacity.  The innovative project will reduce our energy and carbon intensity. FMC has submitted to EPA a PSD permit application for greenhouse gas emissions associated with the Granger optimization project. We have incorporated the scheduling impact of this PSD permitting into our project time line.
A significant source of greenhouse gas emissions at the Green River operations are emissions from the beneficiation of trona ore. That is, a significant portion of the greenhouse gases released during the mining and refining of soda ash occurs naturally in the trona ore feedstock. Unlike the situation with energy efficiency, where efficiencies may result in a reduction of greenhouse gases, the amount of greenhouse gases present in the trona ore cannot be reduced. All of the companies producing natural soda ash have such refining emissions. Yet, the lower energy intensity of natural soda ash provides a favorable carbon intensity compared with synthetic soda ash produced throughout the rest of the world. Even with the additional emissions from the operation of the Granger facility, our carbon emission intensity is expected to remain favorable compared to our synthetic soda ash competition.
Soda ash is an essential raw material in the production of glass of all kinds. Climate change, energy intensity and alternative forms of energy will drive increased production of new forms of glass (lower emissivity glass, solar panel glass, etc.) and will increase the need for this essential raw material from FMC. The soda ash industry has an interest in assuring that climate change legislation or regulation recognizes the benefits of soda ash (particularly natural soda ash) and the challenges facing this industry in controlling its greenhouse gas emissions.
Because of the many variables, it is premature to make any estimate of the costs of complying with possible future federal climate change legislation in the United States. However, we are aware of the potential impacts that could result from emissions regulations in the U.S. that are more stringent than those experienced by our global competitors. These could make it more difficult for us to competitively produce natural soda ash at Green River. A reduction in natural soda ash production as a result of more stringent regulations in the U.S. would lead to more greenhouse gas emissions globally because the lost supply of natural soda ash would be replaced by the more costly and more greenhouse gas intensive synthetic soda ash.
In 2012, two U.S. plants in our FMC Health and Nutrition business also reported emissions above the EPA's reporting threshold, but each plant's emissions are substantially less than at our Green River operations, in total less than 0.1 million metric tons.
At this point our U.S. facilities are not subject to any state or regional greenhouse gas regulation that limits or imposes fees on current emissions, and our foreign operations outside of Europe and Canada are not subject to national or local greenhouse gas regulation. Although some of our European and Canadian operations may be subject to greenhouse gas regulation, the cost to these facilities has not been and is not expected to be material to FMC.
We have considered the potential physical risks to FMC facilities and operations and the indirect consequences of regulation or business trends as a result of potential future climate change. Because of the many variables with respect to the nature and effect of future global climate change regulation, it is impossible to predict in any meaningful way what type of property damage or disruptions to our operations or indirect consequences might result from future climate change.
Recently Adopted and Issued Accounting Pronouncements and Regulatory Items
See Note 2 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4.
Critical Accounting Policies
Our consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP) . The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We have described our accounting policies in Note 1 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4. We have reviewed these accounting policies, identifying those that we believe to be critical to the preparation and understanding of our consolidated financial statements. We have reviewed these critical accounting policies with the Audit Committee of the Board of Directors. Critical accounting policies are central to our presentation of results of operations and financial condition in accordance with U.S. GAAP and require management to make estimates and judgments on certain matters. We base our estimates and judgments on historical experience, current conditions and other reasonable factors.
Environmental obligations and related recoveries
We provide for environmental-related obligations when they are probable and amounts can be reasonably estimated. Where the available information is sufficient to estimate the amount of liability, that estimate has been used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range has been used.
Estimated obligations to remediate sites that involve oversight by the United States Environmental Protection Agency (“EPA”), or similar government agencies, are generally accrued no later than when a Record of Decision (“ROD”), or equivalent, is issued, or upon completion of a Remedial Investigation/Feasibility Study (“RI/FS”), or equivalent, that is submitted by us to the appropriate government agency or agencies. Estimates are reviewed quarterly by our environmental remediation management, as well as by financial and legal management and, if necessary, adjusted as additional information becomes available. The estimates can change substantially as additional information becomes available regarding the nature or extent of site contamination, required remediation methods, and other actions by or against governmental agencies or private parties.
Our environmental liabilities for continuing and discontinued operations are principally for costs associated with the remediation and/or study of sites at which we are alleged to have released hazardous substances into the environment. Such costs principally include, among other items, RI/FS, site remediation, costs of operation and maintenance of the remediation plan, management costs, fees to outside law firms and consultants for work related to the environmental effort, and future monitoring costs. Estimated site liabilities are determined based upon existing remediation laws and technologies, specific site consultants’ engineering studies or by extrapolating experience with environmental issues at comparable sites.
Included in our environmental liabilities are costs for the operation, maintenance and monitoring of site remediation plans (OM&M). Such reserves are based on our best estimates for these OM&M plans. Over time we may incur OM&M costs in excess of these reserves. However, we are unable to reasonably estimate an amount in excess of our recorded reserves because we cannot reasonably estimate the period for which such OM&M plans will need to be in place or the future annual cost of such remediation, as conditions at these environmental sites change over time. Such additional OM&M costs could be significant in total but would be incurred over an extended period of years.
Included in the environmental reserve balance, other assets balance and disclosure of reasonably possible loss contingencies are amounts from third party insurance policies, which we believe are probable of recovery.
Provisions for environmental costs are reflected in income, net of probable and estimable recoveries from named Potentially Responsible Parties (“PRPs”) or other third parties. Such provisions incorporate inflation and are not discounted to their present values.
In calculating and evaluating the adequacy of our environmental reserves, we have taken into account the joint and several liability imposed by Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the analogous state laws on all PRPs and have considered the identity and financial condition of the other PRPs at each site to the extent possible. We have also considered the identity and financial condition of other third parties from whom recovery is anticipated, as well as the status of our claims against such parties. Although we are unable to forecast the ultimate contributions of PRPs and other third parties with absolute certainty, the degree of uncertainty with respect to each party is taken into account when determining the environmental reserve by adjusting the reserve to reflect the facts and circumstances on a site-by-site basis. Our liability includes our best estimate of the costs expected to be paid before the consideration of any potential recoveries from third parties. We believe that any recorded recoveries related to PRPs are realizable in all material respects. Recoveries are recorded as either an offset in “Environmental liabilities, continuing and discontinued” or as “Other Assets” in our consolidated balance sheets in accordance with U.S. accounting literature.
See Note 10 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for changes in estimates associated with our environmental obligations.

Impairments and valuation of long-lived assets
Our long-lived assets primarily include property, plant and equipment, goodwill and intangible assets. The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment, including estimates based on historical information, current market data and future expectations. The principal assumptions utilized in our valuation methodologies include revenue growth rates, operating margin estimates and discount rates. Although the estimates were deemed reasonable by management based on information available at the dates of acquisition, those estimates are inherently uncertain.
We test for impairment whenever events or circumstances indicate that the net book value of our property, plant and equipment may not be recoverable from the estimated undiscounted expected future cash flows expected to result from their use and eventual disposition. In cases where the estimated undiscounted expected future cash flows are less than net book value, an impairment loss is recognized equal to the amount by which the net book value exceeds the estimated fair value of assets, which is based on discounted cash flows at the lowest level determinable. The estimated cash flows reflect our assumptions about selling prices, volumes, costs and market conditions over a reasonable period of time.
We perform an annual impairment test of goodwill and indefinite-lived intangible assets in the third quarter of each year, or more frequently whenever an event or change in circumstances occur that would require reassessment of the recoverability of those assets. In 2012, we adopted new accounting guidance issued by the Financial Accounting Standards Board related to the testing of goodwill and indefinite-lived intangible assets for impairment. This new guidance allows us the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing qualitative factors it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we would need to perform a more detailed impairment test. The more detailed impairment test is used to identify potential goodwill and indefinite-lived intangible asset impairments and to measure the amount of impairment losses to be recognized, if any.

We performed this test utilizing the new guidance in 2012. We assessed qualitative factors such as overall financial performance of our reporting units, anticipated changes in industry and market structure, competitive environments, planned capacity and cost factors such as raw material prices. Based on our assessment we determined that no impairment charge was required. See Note 2 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for accounting guidance adopted in 2012 associated with the annual impairment test.
See Note 7 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for charges associated with long-lived asset disposal costs and the activity associated with the restructuring reserves.
Pension and other postretirement benefits
We provide qualified and nonqualified defined benefit and defined contribution pension plans, as well as postretirement health care and life insurance benefit plans to our employees and retirees. The costs (benefits) and obligations related to these benefits reflect key assumptions related to general economic conditions, including interest (discount) rates, healthcare cost trend rates, expected rates of return on plan assets and the rates of compensation increase for employees. The costs (benefits) and obligations for these benefit programs are also affected by other assumptions, such as average retirement age, mortality, employee turnover, and plan participation. To the extent our plans’ actual experience, as influenced by changing economic and financial market conditions or by changes to our own plans’ demographics, differs from these assumptions, the costs and obligations for providing these benefits, as well as the plans’ funding requirements, could increase or decrease. When actual results differ from our assumptions, the difference is typically recognized over future periods. In addition, the unrealized gains and losses related to our pension and postretirement benefit obligations may also affect periodic benefit costs (benefits) in future periods.
We use several assumptions and statistical methods to determine the asset values used to calculate both the expected rate of return on assets component of pension cost and to calculate our plans’ funding requirements. The expected rate of return on plan assets is based on a market-related value of assets that recognizes investment gains and losses over a five-year period. We use an actuarial value of assets to determine our plans’ funding requirements. The actuarial value of assets must be within a certain range, high or low, of the actual market value of assets, and is adjusted accordingly.
We select the discount rate used to calculate pension and other postretirement obligations based on a review of available yields on high-quality corporate bonds as of the measurement date. In selecting a discount rate as of December 31, 2012, we placed particular emphasis on a discount rate yield-curve provided by our actuary. This yield-curve when populated with projected cash flows that represented the expected timing and amount of our plans' benefit payments, produced a single effective interest discount rate of 4.15 percent, which was used to measure the plan's liabilities.
The discount rates used at our December 31, 2012 and 2011 measurement dates were 4.15 percent and 4.95 percent, respectively. The effect of the change in the discount rate from 4.95 percent to 4.15 percent at December 31, 2012 resulted in a $121.3 million increase to our pension and other postretirement benefit obligations. The effect of the change in the discount rate from 5.40 percent at December 31, 2010 to 4.95 percent at December 31, 2011 resulted in a $6.7 million increase to 2012 pension and other postretirement benefit expense.
The change in discount rate from 4.95 percent at December 31, 2011 to 4.15 percent at December 31, 2012 was attributable to a decrease in yields on high quality corporate bonds with cash flows matching the timing and amount of our expected future benefit payments between the 2011 and 2012 measurement dates. Using the December 31, 2011 yield curve, our plan cash flows produced a single weighted-average discount rate of approximately 4.95 percent. Matching our plan cash flows to a similarly constructed curve reflecting high-yielding bonds available as of December 31, 2012, resulted in a single weighted-average discount rate of approximately 4.15 percent.
In developing the assumption for the long-term rate of return on assets for our U.S. Plan, we take into consideration the technical analysis performed by our outside actuaries, including historical market returns, information on the assumption for long-term real returns by asset class, inflation assumptions, and expectations for standard deviation related to these best estimates. We also consider the historical performance of our own plan’s trust, which has earned a compound annual rate of return of approximately 9.6 percent over the last 20 years (which is in excess of comparable market indices for the same period) as well as other factors which are discussed in Note 13 to our consolidated financial statements in this Form 8-K, as Exhibit 99.4. Our long-term rate of return for 2011 and 2010 was 8.5 percent which we adjusted downward to 7.75 percent for 2012. The effect of the change in the long-term rate of return from 8.5 percent during 2011 to 7.75 percent during 2012 resulted in a $6.4 million increase to 2012 pension and other postretirement benefit expense.
For the sensitivity of our pension costs to incremental changes in assumptions see our discussion below.
Sensitivity analysis related to key pension and postretirement benefit assumptions.

A one-half percent increase in the assumed discount rate would have decreased pension and other postretirement benefit obligations by $77.8 million and $66.9 million at December 31, 2012 and 2011, respectively, and decreased pension and other postretirement benefit costs by $8.2 million, $6.5 million and $6.4 million for 2012, 2011 and 2010, respectively. A one-half percent decrease in the assumed discount rate would have increased pension and other postretirement benefit obligations by $85.7 million and $73.7 million at December 31, 2012 and 2011, respectively, and increased pension and other postretirement benefit net periodic benefit cost by $8.4 million, $6.6 million and $6.5 million for 2012, 2011 and 2010, respectively.
A one-half percent increase in the assumed expected long-term rate of return on plan assets would have decreased pension costs by $4.7 million, $4.6 million and $4.5 million for 2012, 2011 and 2010, respectively. A one-half percent decrease in the assumed long-term rate of return on plan assets would have increased pension costs by $4.7 million, $4.6 million and $4.5 million for 2012, 2011 and 2010, respectively.
Further details on our pension and other postretirement benefit obligations and net periodic benefit costs (benefits) are found in Note 13 to our consolidated financial statements in this Form 8-K, as Exhibit 99.4.
Income taxes
We have recorded a valuation allowance to reduce deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for this allowance, we have considered a number of factors including future taxable income, the jurisdictions in which such income is earned and our ongoing tax planning strategies. In the event that we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Similarly, should we conclude that we would be able to realize certain deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.
Additionally, we file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The income tax returns for FMC entities taxable in the U.S. and significant foreign jurisdictions are open for examination and adjustment. We assess our income tax positions and record a liability for all years open to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. We adjust these liabilities, if necessary, upon the completion of tax audits or changes in tax law.
See Note 11 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for additional discussion surrounding income taxes.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
Dividends
On January 17, 2013, we paid dividends aggregating $18.7 million to our shareholders of record as of December 31, 2012. This amount is included in “Accrued and other liabilities” on the consolidated balance sheets as of December 31, 2012. For the years ended December 31, 2012, 2011 and 2010, we paid $47.8 million, $41.2 million and $36.4 million in dividends, respectively.
Fair Value Measurements
See Note 17 to our consolidated financial statements included in this Form 8-K, as Exhibit 99.4 for additional discussion surrounding our fair value measurements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our earnings, cash flows, and financial position are exposed to market risks relating to fluctuations in commodity prices, interest rates and foreign currency exchange rates. Our policy is to minimize exposure to our cash flow over time caused by changes in commodity, interest and currency exchange rates. To accomplish this, we have implemented a controlled program of risk management consisting of appropriate derivative contracts entered into with major financial institutions.
The analysis below presents the sensitivity of the market value of our financial instruments to selected changes in market rates and prices. The range of changes chosen reflects our view of changes that are reasonably possible over a one-year period.

Market-value estimates are based on the present value of projected future cash flows considering the market rates and prices chosen.
At December 31, 2012, our net financial instrument position was a net liability of $2.2 million compared to a net liability of $5.9 million at December 31, 2011. The change in the net financial instrument position was primarily due to lower unrealized losses in our commodity and foreign exchange portfolios.
Since our risk management programs are generally highly effective, the potential loss in value for each risk management portfolio described below would be largely offset by changes in the value of the underlying exposure.
Commodity Price Risk
Energy costs are approximately seven percent of our cost of sales and services and are diversified among coal, electricity, and natural gas. We attempt to mitigate our exposure to increasing energy costs by hedging the cost of future deliveries of natural gas and by entering into fixed-price contracts for the purchase of coal and fuel oil. To analyze the effect of changing energy prices, we have performed a sensitivity analysis in which we assume an instantaneous 10 percent change in energy market prices from their levels at December 31, 2012 and 2011, with all other variables (including interest rates) held constant. A 10 percent increase in energy market prices would result in a decrease in the net liability position of $4.6 million at December 31, 2012, compared to a $2.5 million decrease of the net liability position at December 31, 2011. As a result, at December 31, 2012, the net liability position would have become a net asset. A 10 percent decrease in energy market prices would result in an increase of $4.1 million in the net liability position at December 31, 2012, compared to an increase of $2.5 million of the net liability position at December 31, 2011.
Our FMC Agricultural Solutions segment enters into contracts with certain customers in Brazil to exchange our products for future physical delivery of soybeans. To mitigate the price risk associated with these barter contracts, we enter into offsetting derivatives to hedge our exposure. As of December 31, 2012 and 2011 our net financial instrument position was immaterial.
Foreign Currency Exchange Rate Risk
The primary currencies for which we have exchange rate exposure are the U.S. dollar versus the euro, the U.S. dollar versus the Chinese yuan and the U.S. dollar versus the Brazilian real. Foreign currency debt and foreign exchange forward contracts are used in countries where we do business, thereby reducing our net asset exposure. Foreign exchange forward contracts are also used to hedge firm and highly anticipated foreign currency cash flows.
To analyze the effects of changing foreign currency rates, we have performed a sensitivity analysis in which we assume an instantaneous 10 percent change in the foreign currency exchange rates from their levels at December 31, 2012 and 2011, with all other variables (including interest rates) held constant. A 10 percent strengthening of hedged currencies versus our functional currencies would have resulted in a decrease of $5.5 million in the net liability position at December 31, 2012, compared to an increase of $2.4 million in the net asset position at December 31, 2011. As a result, at December 31, 2012, the net liability position would have become a net asset. A 10 percent weakening of hedged currencies versus our functional currencies would have resulted in an increase of $4.3 million in the net liability position at December 31, 2012, compared to a decrease of $2.1 million in the net asset position at December 31, 2011.
Interest Rate Risk
One of the strategies that we can use to manage interest rate exposure is to enter into interest rate swap agreements. In these agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated on an agreed-upon notional principal amount. As of December 31, 2012 and 2011, we had no interest rate swap agreements.
Our debt portfolio, at December 31, 2012, is composed of 83 percent fixed-rate debt and 17 percent variable-rate debt. The variable-rate component of our debt portfolio principally consists of borrowings under our 2011 credit agreement, variable-rate industrial and pollution control revenue bonds, and amounts outstanding under foreign subsidiary credit lines. Changes in interest rates affect different portions of our variable-rate debt portfolio in different ways.
Based on the variable-rate debt in our debt portfolio at December 31, 2012, a one percentage point increase in interest rates would have increased gross interest expense by $1.6 million and a one percentage point decrease in interest rates would have decreased gross interest expense by $1.5 million for the year ended December 31, 2012.